EXHIBIT 23.1

CONSENT OF RICHARDSON & ASSOCIATES

The undersigned law firm hereby consents to the inclusion of its report on the validity of issuance of shares of Digital Locations, Inc., and to the reference to it as legal counsel for Digital Locations, Inc., in the Registration Statement on Form S-8 for Digital Locations, Inc. dated May 13, 2021.

/s/ Richardson & Associates

Los Angeles, California

May 13, 2021